Confidential
                Proposed agreement for settlement purposes only -
                     cannot be used for any other purposes.


                              SETTLEMENT AGREEMENT

By and Between:

          Nocopi Technologies Inc., a corporation duly organized and existing under the laws of the State of Maryland, U.S.A. with offices at Sugartown Square, 230 Sugartown Road, Wayne, PA 19087, USA,

                         herein referred to as [Nocopi]

and

          Euro-Nocopi S.A. a corporation duly organized and existing under the laws of the Republic of France, with offices at 30, rue Saint-Marc, 75002 Paris, France,

                         herein referred to as [Euro]

          Whereas a dispute has arisen between Nocopi and Euro concerning the management and financial relationship between the two companies, and in particular the monies that are due to Euro by Nocopi under a certain Agreement (the [3M Agreement]) dated October 30, 1995 between Nocopi and the Identification and Converter Systems Division of Minnesota Mining and Manufacturing company ([3M]), as well as concerning certain inter-company accounts and other matters, and

          Whereas by letter dated June 5, 1997, Nocopi and Euro entered into an understanding referred to as a standstill agreement having as its purpose for the parties to agree to freeze all action or litigation pending the conducting of negotiations between them in view of a settlement, and

          Whereas Nocopi and Euro have mutually agreed to make concessions in order to arrive at a settlement of their differences.

NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:


Article 1: 3M Agreement

1-1 Nocopi agrees that Euro has a right to receive a proportionate share of any minimum royalties or consideration or their equivalent which have been received by Nocopi as of this date or which may be received by Nocopi in the future and in particular those payments due under paragraph 4.5.1 of the 3M Agreement.

1-2 Nocopi represents that since December 1, 1995, it has received payments under the 3M Agreement representing minimum royalties, termination charges and label production payments. Since April 1, 1997, minimum royalties have been received at the rate of $10,000 per month.

1-3 Nocopi and Euro agree that from and after April 1, 1997, Nocopi shall pay to Euro 35% of the said minimum royalties. For the contract period from December 1, 1995 to May 31, 1997, it will pay the sum of $151,000 (which includes the sum of $14,000 in late interest payments). For the period commencing on June 1, 1997, an additional sum of $3,500 for a total of USD 154,500, due to Euro as of the date hereof. This sum will be paid in three equal installments, of $51,500 each payable on the first day of July 1997, October 1997 and January 1998. Each installment so due shall be deducted from the royalty payment of $62,500 due by Euro to Nocopi on these same dates pursuant to paragraph 3.03(i) of a certain License Agreement (the License Agreement) dated June 10, 1994 between said parties.

1-4  Concerning any payments received by Nocopi from 3M pursuant to paragraph
     4.5.1 of the 3M Agreement after the date of this agreement, Nocopi shall within 8 days after receipt thereof pay to Euro an amount equal to 35% of the amount so received. This payment shall be made by wire transfer to an account determined by Euro. No royalties shall be payable by Euro to Nocopi on 3M minimum royalties.

1-5 Nocopi agrees that Euro shall be entitled to receive all Running Charges on any Products (as these terms are defined in the 3M Agreement) which are sold or delivered or destined for sale or delivery in the Territory as this term is defined in the License Agreement, to the extent that such Running Charges exceed minimum royalty payments received by Euro.

1-6 Following such time as Euro makes arrangements for manufacture in Europe, the place of production of the Products for 3M and accordingly the identity of the party, Nocopi or Euro, entitled to receive handling, converting or other charges, shall unless otherwise agreed, be Euro if the place where the Products are destined to be sold or delivered is in Europe, otherwise it shall be Nocopi. For example, if an order is placed by Bosch Germany with 3M for labels, they will be produced by Euro in Europe and Euro will be entitled to receive all consideration related to manufacturing and marking the labels.

Article 2: Licensing/Contracts

2-1 In their efforts to market and sell the Nocopi Technology, Nocopi and Euro on occasion find it appropriate to propose contractual arrangements to customers which provide for the marking, sale, and use of products in Europe and the rest of the world. In order to enable a smooth working relationship and an equitable division of royalties and other revenues, Nocopi and Euro have agreed to establish certain principles which shall govern contracts (other than 3M with respect to which the provisions of Article 1 shall be controlling).

     o Negotiations for exclusive or non-exclusive agreements in Europe shall be carried out by and be the sole responsibility of Euro;

     o Negotiations for exclusive or non-exclusive agreements in the rest of the world (excluding Europe) shall be carried out by and be the sole responsibility of Nocopi;

     o The party conducting the negotiations shall keep the other party fully and contemporaneously advised of all developments in the negotiations and shall copy the other party on all correspondence, memorandums, contracts, documents etc.

     o No contract affecting Europe shall be signed unless Euro has approved the signature thereof on its behalf.

     o With respect to world contracts, negotiations will first be carried out by representatives of both Euro and Nocopi; in the event that Euro and Nocopi are unable to agree between themselves as to the terms and conditions affecting each of their exclusive territories, then each may enter separately into an agreement relating to its territory.

     o Handling, converting, servicing, technical assistance and similar revenues shall be apportioned equitably, on the basis of each party's contribution of relevant services.


Article 3: Warrants/Conversion

3-1 Nocopi is the owner of 12,500 warrants (called Bons de Souscsription Autonome or BSA of Euro, giving it the right to acquire 12,500 shares of Series A of Euro, for a period of five years commencing on June 17, 1994, and expiring on June 16, 1999, or at the time of a public offering by Euro on the quotation of the shares of Euro on a stock exchange, whichever is earlier.

3-2 Euro and Nocopi agree that exercise period for these BSA shall be modified to make them exercisable commencing only on January 1, 2001, for a period of one year ending on December 31, 2001, provided that these BSA shall be exercisable earlier in the event that Euro makes a public offering of its shares or is quoted on a stock market, or in the event an offer to sell any part or all of Euro is accepted by the Euro Board or by its shareholders.

     In the latter event the BSA shall be exercisable in the thirty day period preceding the public offering or stock market quotation, or sale subject to local regulations. In exchange for the deferral of exercisability of these BSA, Euro agrees it will not make any change to its articles of incorporation or to its bylaws without first obtaining the written consent of Nocopi during the deferral period.

3-3 The modification of the terms of exercise of the BSA is required to be submitted to the appropriate approval of the shareholders of Euro. Nocopi and, in the event they are shareholders or directors at the relevant time, Messrs. Gardner, Pinsky, Drake, Mundt and Gundjian agree to cast their votes as shareholders and directors in favor of said modification. The releases granted by Euro in Article 7 hereof are subject to the condition that these parties cast their votes as agreed.

3-4 Nocopi hereby agrees to defer to January 1, 2001, and the year ending December 31, 2001, the exercise of the Conversion call rights granted to it in paragraph 3-6 of an agreement entitled Shareholders Agreement-Conversion signed between Nocopi and each of the shareholders who participated in the increase in capital of Euro, decided by a shareholders extraordinary meeting of Euro dated June 17, 1994.

Article 4: Directors

     At the time of the signature of this agreement Nocopi will deliver to Euro the resignations of Messrs. Gardner, Pinsky, Mundt, Drake and Gundjian from their duties as members of the Board of Directors of Euro and the signed transfer documents for the assignment of all shares owned by these persons in Euro.

Article 5: Technical Assistance

5-1 Subject to license and technical service payments due from Euro being made on a timely basis, Nocopi hereby reiterates its undertaking to provide technical assistance to Euro on an on-going basis, and in particular the technical assistance described in paragraph 8.03 of the License Agreement. This technical assistance will be performed by Nocopi technical personnel as determined by Dr. Gundjian. When possible, Nocopi will endeavor to comply with Euro's reasonable requests for specific personnel. No technical assistance, trips or expenditures will be undertaken without the specific approval of Euro.

5-2 Nocopi agrees that it will cooperate in making Dr. Gundjian available to perform his services for Euro in Europe, as may be requested by the latter for up to 30 working days per year and a senior and/or junior technical assistant for up to 10 working days per year. Nocopi further agrees that Euro will pay the USD 1,000 per diem referred to in paragraph 5-3 directly to Dr. Gundjian as an annual salary or consulting fee of $30,000, commencing July 1, 1997, in lieu of payment to Nocopi, subject to Dr. Gundjian's agreement that his compensation from Nocopi may be reduced by this amount.

5-3 When technical assistance services are rendered in Europe, Euro shall pay reasonable travel, lodging and meals after receipt of adequate proof of expenditure, as well as a per diem charge for working days of USD 1,000 for Dr. Gundjian, USD 400 for a senior assistant, USD 200 for a junior assistant. It is agreed that Euro will pay air transportation tickets directly or by charge to its Carte Bleu and that it will pay hotel bills directly.

5-4 Under paragraph 8.03 of the License Agreement, Nocopi is required to provide technical assistance to Euro, without charge when rendered at Nocopi's premises. It had previously been agreed between the parties that Euro, in order to avoid the cost of creating its own laboratory would pay 50% of the salary cost of a senior assistant and 100% of the salary cost of a junior assistant. This laboratory personnel is intended among other things to test the use of Nocopi Technology and inks on customer products. It is agreed that commencing April 1, 1997, and until such time as Euro installs its own laboratory, Euro will pay Nocopi 35% of Nocopi's U.S. lab costs, which costs shall be subject to review and audit by Euro. Euro's share shall be subject to a cap of USD 80,000 per year.

Article 6: Accounting

     Concerning inter-company accounts, Nocopi has submitted to Euro its version of these accounts. Euro contends that USD 54,805 is owed to it for 1995-1996 concerning L'Oreal and Chanel and that it owes Nocopi no more than USD 49,101 for the first quarter of 1997 whereas Nocopi claims USD 111,587 is owed to it for the first quarter of 1997, and a further $73,000 for the months of April and May, 1997, as well as an amount of $38,000 relating to Nocopi U.K. totaling approximately $220,000 based on statements provided to Euro. Euro agrees at the time of signing this agreement to pay Nocopi $150,000 on account with respect to such net inter-company accounts as may be determined to be payable with respect to inter-company items from January 1, 1997, to the date of this agreement. Representatives of Euro and Nocopi (most probably Dr. Gundjian and Susan Cox) shall meet as soon as possible after signing to reach agreement with respect to inter-company items. Failing agreement, Euro and Nocopi agree to seek the mediation of Coopers & Lybrand, Paris to settle any questions concerning these accounts. Each party shall be entitled to submit one or more written statements to Coopers & Lybrand who will be asked to render a written determination. If either party refuses to accept the determination of Coopers & Lybrand, it may within 30 days of receipt of the written determination submit the matter to the binding arbitration of the American Arbitration Association, New York.

Article 7: Releases

     Nocopi and Euro each hereby represent that they have no claims or actions against the other party except as described herein. Upon the signature and full execution of this agreement, each party hereby releases the other party of all claims, actions, judgments, damages, that it now has or may have against the other party.

Article 8: Arbitration

     Any dispute, difference, or question arising between the parties in connection with this Agreement, or any clause or the construction hereof, or the rights, duties or liabilities of either party which cannot be amicably resolved by the parties shall be finally determined by a single arbitrator appointed by the American Arbitration Association of New York, NY.



Made this ____ day of June 1997
In



----------------------------------          -----------------------------------
Nocopi                                      Euro-Nocopi